UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 17, 2016 (March 15, 2016)

SUNOCO LP

(Exact name of Registrant as specified in its charter)

Delaware	001-35653	30-0740483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 East Airtex Drive

Houston, Texas 77073

(Address of principal executive offices)

(832) 234-3600

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 16, 2016, W. Brett Smith was appointed to the board of directors (the “Board”) of Sunoco GP LLC (the “General Partner”), the general partner of Sunoco LP (the “Partnership”), by the sole member of the General Partner pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of the General Partner dated September 25, 2012, as amended. Mr. Smith joins the Board as an independent director and has been appointed to the Audit Committee of the Board.

Consistent with other non-employee members of the Board, Mr. Smith will be eligible to receive cash compensation for his service on the Board and an annual grant of phantom units under the Partnership’s 2012 Long Term Incentive Plan.

There are no arrangements or understandings with the Partnership, or any other persons, pursuant to which Mr. Smith was appointed as a director of the General Partner. There are no relationships regarding Mr. Smith that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Departure of Director

On March 15, 2016, the General Partner received the resignation of Richard D. Brannon from the Board, effective as of March 16, 2016. Mr. Brannon’s resignation was not the result of any disagreement with the Partnership or the General Partner relating to the operations, practices or policies of the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP

	By:	Sunoco GP LLC,
its general partner

By:
Date: March 17, 2016

/s/ Robert W. Owens
Robert W. Owens
President and Chief Executive Officer